EXHIBIT 21

STATE OR JURISDICTION
OF INCORPORATION OR
SUBSIDIARIES	ORGANIZATION
Domestic Subsidiaries
Contract Transportation Systems Co.	Delaware
Life Shield Engineered Systems, LLC	Nevada
Omega Specialty Products & Services LLC	Ohio
Sherwin-Williams Automotive Finishes Corp.	Delaware
Sherwin-Williams Realty Holdings, Inc.	Illinois
SWIMC, Inc.	Delaware
The Sherwin-Williams Acceptance Corporation	Nevada

Foreign Subsidiaries
Coatings S.R.L.	Peru
Colorman Coatings Pte. Ltd.	Singapore
Compania Sherwin-Williams, S.A. de C.V.	Mexico
Euronavy – Tintas Maritimas e Industriais, S.A.	Portugal
Inchem Vietnam Limited	Vietnam
Inchemcoat Philippines Inc.	Philippines
Intelchem Industries Sdn. Bhd.	Malaysia
Pinturas Industriales S.A.	Uruguay
PQP Monterrey S. de R.L. de C.V.	Mexico
Productos Quimicos y Pinturas, S.A. de C.V.	Mexico
Quetzal Pinturas, S.A. de C.V.	Mexico
Ronseal (Ireland) Limited	Ireland
Ronseal Limited	United Kingdom
Sherwin-Williams Argentina I. y C.S.A.	Argentina
Sherwin-Williams Automotive Europe S.p.A.	Italy
Sherwin-Williams Automotive France S.r.l.	France
Sherwin-Williams Automotive Mexico S.de R.L.de C.V.	Mexico
Sherwin-Williams Canada Inc.	Canada
Sherwin-Williams (Caribbean) N.V.	Curacao
Sherwin-Williams Cayman Islands Limited	Cayman Islands
Sherwin-Williams Chile S.A.	Chile
Sherwin-Williams do Brasil Industria e Comercio Ltda.	Brazil
Sherwin-Williams Japan Co., Ltd.	Japan
Sherwin-Williams Paints (Dongguan) Company Limited	China
Sherwin-Williams Paints India Private Limited	India
Sherwin-Williams Paints Limited Liability Company	Russia
Sherwin-Williams (Shanghai) Paints Company Limited	China
Sherwin-Williams Pinturas de Venezuela S.A.	Venezuela
Sherwin-Williams Uruguay S.A.	Uruguay
Sherwin-Williams (West Indies) Limited	West Indies
SWAM Monterrey, S. de R.L. de C.V.	Mexico
The Sherwin-Williams Company Resources Limited	Jamaica
Zhaoqing KPS Coatings Co., Ltd.	China